As filed with the Securities and Exchange Commission on October 18, 2022

Registration No. 333-233906

Registration No. 333-265110

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-233906

Form S-8 Registration No. 333-265110

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PING IDENTITY HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	81-2933383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 17th Street, Suite 100

Denver, CO 80202

(Address, including zip code, of principal executive offices)

Ping Identity Holding Corp. Omnibus Incentive Plan

Ping Identity Holding Corp. 2022 Employee Stock Purchase Plan

(Full title of the plan)

Andre Durand

Chief Executive Officer

Ping Identity Holding Corp.

1001 17th Street, Suite 100

Denver, CO 80202

Telephone: (303) 468-2900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements (collectively, the “Registration Statements”) of Ping Identity Holding Corp. (the “Company”):

• Registration Statement No. 333-233906, registering an aggregate of 9,300,000 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), issuable pursuant to the Ping Identity Holding Corp. Omnibus Incentive Plan, filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 23, 2019; and

• Registration Statement No. 333-265110, registering 5,000,000 shares of Company Common Stock, issuable pursuant to the Ping Identity Holding Corp. 2022 Employee Stock Purchase Plan, filed with the SEC on May 20, 2022.

On August 2, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Polaris Holdings, LP, a Delaware limited partnership (“Parent”), and Project Polaris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing that, among other things, Merger Sub would merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

On October 18, 2022, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). As a result of the Merger and except as otherwise provided in the Merger Agreement, each share of Company Common Stock outstanding immediately prior to the Merger was automatically cancelled, extinguished and converted into the right to receive $28.50 in cash, without interest thereon (the “Per Share Price”). In addition, pursuant to the Merger Agreement, at the Effective Time:

•	each Company stock option that was outstanding as of immediately prior to the Effective Time with an exercise price per share less than the Per Share Price, whether vested or unvested (a “Company Option”), was, at the Effective Time, cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Price over the per share exercise price of such Company Option;

•	each Company Option with an exercise price per share equal to or greater than the Per Share Price was cancelled at the Effective Time for no consideration;

•	each award of restricted stock units (“Company RSUs”) of the Company that was outstanding and vested as of immediately prior to the Effective Time or that vested in accordance with its terms (a “Vested Company RSU”) as a result of the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) was, at the Effective Time, cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time;

•	each award of Company RSUs that was outstanding as of immediately prior to the Effective Time that was not a Vested Company RSU (an “Unvested Company RSU”) was, at the Effective Time, cancelled and converted into and became the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Company RSUs for which the Cash Replacement Company RSU Amounts were exchanged would have vested and been payable pursuant to their terms;

•	each award of performance-based restricted stock units of the Company (“Company PSUs”) that was outstanding and vested as of immediately prior to the Effective Time or that vested in accordance with its terms as a result of the consummation of the Transactions (including any Company PSUs for which the applicable vesting condition was met prior to or as a result of the consummation of the Transactions) (a “Vested Company PSU”) was, at the Effective Time, cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Vested Company PSU as of immediately prior to the Effective Time; and

•	each award of Company PSUs that was outstanding as of immediately prior to the Effective Time that was not a Vested Company PSU (an “Unvested Company PSU”) was, at the Effective Time, cancelled and converted into and became the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Unvested Company PSU immediately prior to the Effective Time with any performance metrics deemed achieved at target levels of performance (the “Cash Replacement Company PSU Amounts”). All Cash Replacement Company PSU Amounts will, subject to the holder’s continued service through the applicable vesting dates, generally vest and be payable at the same time as the Company PSUs for which the Cash Replacement Company PSU Amounts were exchanged and would have vested and been payable pursuant their terms.

As a result of the consummation of the Transactions, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all shares of Company Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 19, 2022.

PING IDENTITY HOLDING CORP.

By:	/s/ Shalini Sharma
	Name:	Shalini Sharma
	Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.